FS Investment Corporation II 8-K
Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

FS INVESTMENT CORPORATION AND FS INVESTMENT CORPORATION II MAKE
PROPRIETARY INVESTMENT IN BILLABONG

PHILADELPHIA, PA, July 23, 2013 - On July 16, 2013, FS Investment Corporation (“FSIC”) and FS Investment Corporation II (“FSIC II”), together with the private equity firm Altamont Capital Partners (“Altamont”), committed to a $294 million proprietary loan financing for Billabong International Limited (“Billabong”). Billabong is an international manufacturer and distributor of surfwear and extreme sports apparel.

The financing commitment provided by FSIC, FSIC II and Altamont consists of a $294 million bridge loan with an interest rate of 12% per year, a maturity date of December 31, 2013, and meaningful call protections. The financing arrangement also includes an option to acquire a 15% equity stake in Billabong. The proceeds from the bridge loan are expected to be used to refinance an existing loan facility and to provide Billabong with cash for working capital purposes. The final terms of the financing commitment are subject to change.

Billabong is also working with FSIC, FSIC II and Altamont on a long-term financing solution. Billabong has signed a commitment letter with FSIC, FSIC II and Altamont for a 5-year term loan for up to $254 million, the proceeds of which are expected to be used to repay the bridge loan. Under the terms of the commitment letter, the term loan will pay an interest rate of 12% per year, of which 7% must be in cash and up to 5% may be paid-in-kind. FSIC, FSIC II and Altamont have also committed to provide Billabong with $40 million in convertible notes, which if converted into shares would equate to approximately 25% of Billabong’s equity.

“We are pleased with the structure, downside protection and return potential of our latest proprietary transaction,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC and FSIC II. “This transaction is possible because of the scale of our platform, our ability to co-invest across our funds and our access to the deal flow sourced by our partners at GSO / Blackstone. We are also pleased to provide this interim financing solution for Billabong and look forward to working with Billabong’s new management to provide a long-term financing solution for the company.”

About FS Investment Corporation
FSIC, an investment fund sponsored by Franklin Square Holdings, L.P. (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”). A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC (“GDFM”), an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $58.1 billion in assets under management as of March 31, 2013, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About FS Investment Corporation II
FSIC II, Franklin Square’s third publicly registered, non-traded BDC, focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is managed by FSIC II Advisor, LLC and is sub-advised by GDFM. For more information, please visit www.fsinvestmentcorpII.com.

About Franklin Square
Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm currently manages three funds with approximately $6.9 billion* in assets. Forbes Magazine ranked Franklin Square 13th on its 2013 list of America’s Most Promising Companies. Franklin Square distributes its funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

*	Assets under management as of March 31, 2013.

Forward-Looking Statements
This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC and FSIC II. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC and FSIC II make with the SEC. Neither FSIC nor FSIC II undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Jami Schlicher
Jennifer Connelly Public Relations
973-850-7309
jschlicher@jcprinc.com

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